GENTIVA HEALTH SERVICES, INC.

2004 EQUITY INCENTIVE PLAN

(AMENDED AND RESTATED AS OF MARCH 16, 2011)

1.                  Purpose. Gentiva Health Services, Inc. Amended and Restated 2004 Equity Incentive Plan (the “Plan”) is intended to attract, retain and motivate highly competent persons as officers and employees of, consultants to, and non-employee directors of Gentiva Health Services, Inc. (the “Company”) and its subsidiaries by providing them with appropriate incentives and rewards either through a proprietary interest in the long-term success of the Company or compensation based on Company performance and their performance in fulfilling their personal responsibilities.

2.                  Administration.

(a)                Committee. The Plan will be administered by a committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”) from among its members and shall be comprised, unless otherwise determined by the Board, solely of not less than two (2) members who shall be (i) “Non-Employee Directors” within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and (iii) “independent directors” within the meaning of the listing requirements of the NASDAQ (and each other exchange on which the Company may be listed).

(b)               Authority. The Committee is authorized, subject to the provisions of the Plan, to establish such rules as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations in its sole discretion and to take such action in connection with the Plan and any awards granted hereunder as it deems necessary or advisable. In addition, the Committee shall have the power to adopt and implement such policies and procedures as it may determine necessary to recover any payments or other compensation relating to awards under this Plan in order to comply with the provisions of the Exchange Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Act of 2010, and any rules, regulations and guidance issued thereunder. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives.

(c)                Indemnification. Except in circumstances involving bad faith or willful misconduct of the person acting or failing to act, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, a subsidiary or an affiliate against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith or willful misconduct.

(d)               Delegation and Advisers. The Committee may delegate to one or more of its members, or to one or more agents, (i) such administrative duties as it may deem advisable, and (ii) the authority to make awards to any persons not subject to Section 16 of the Exchange Act. Any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the subsidiary or affiliate whose employees have benefited from the Plan, as determined by the Committee.

3.                  Participants. “Participants” will consist of such officers and employees of, consultants to, and non-employee directors of the Company and its subsidiaries as the Committee in its sole discretion determines and whom the Committee may designate from time to time to receive awards under the Plan. Designation of a participant in any year shall not require the Committee to designate such person to receive an award in any other year or, once designated, to receive the same type or amount of award as granted to the participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective awards.

4.                  Type of Awards. “Awards” under the Plan may be granted in any one or a combination of: (a) stock options, (b) stock appreciation rights, (c) restricted stock, (d) stock units, and (e) cash. Any awards under the Plan may, as determined by the Committee in its discretion, constitute performance-based awards, as described in Section 11 hereof. Awards granted under the Plan shall be evidenced by agreements (which need not be identical and may be electronic or signatureless) that provide additional terms and conditions associated with such awards, as determined by the Committee in its sole discretion; provided, however, that in the event of any conflict between the provisions of the Plan and any such agreement, the provisions of the Plan shall prevail. All awards shall be subject to such policies and procedures as adopted by the Committee from time to time pursuant to Section 2(b) hereof.

5.                  Common Stock Available Under the Plan.

(a)                Maximum Shares. The aggregate number of shares of common stock of the Company, par value $.10, that may be subject to awards granted under this Plan shall be 6,200,000 shares of common stock, which may be authorized and unissued or treasury shares, subject to Section 5(c) hereof and any adjustments made in accordance with Section 13 hereof plus any shares authorized under the Gentiva Health Services, Inc. 1999 Stock Incentive Plan (“1999 Plan”) as to which, as of the Effective Date, awards have not been made (“Maximum Shares”). The maximum number of shares of common stock with respect to which awards may be granted or measured to any individual participant under the Plan in any calendar year during the term of the Plan shall not exceed 500,000 shares (subject to adjustments made in accordance with Section 13 hereof) (the “Individual Maximum”). The maximum number of shares that may be “incentive stock options”, within the meaning of Section 422 of the Code, is 6,200,000 shares (the “ISO Maximum”).

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(b)               Counting Shares. Shares shall be charged against the Maximum Shares and Individual Maximum, and, if applicable, the ISO Maximum, upon the grant of each award (other than cash awards, stock appreciation rights and stock units to be settled only in cash and performance-based awards which are not denominated in common stock) regardless of the vested status of the award, provided, however, that in the case of a stock appreciation right granted in tandem with a stock option, only the number of shares subject to the stock option shall be counted, and, provided, further, that two (2) shares shall be charged against the Maximum Shares for each share of common stock subject to a restricted stock award or stock unit.

(c)                Additional Shares. Any shares of common stock subject to an outstanding award on or after February 25, 2009, granted under the Plan or the 1999 Plan, which for any reason are forfeited, expire or are cancelled or settled in cash without delivery to the award recipient of shares of common stock, shall again be available for awards under the Plan; provided that to the extent that shares are delivered pursuant to the exercise of a stock appreciation right, the number of underlying shares as to which the exercise relates shall be counted against the foregoing Maximum Shares limit, as opposed to only counting the shares issued. Additional shares that again become available under the Plan shall count as one (1) share for each additional share related to an option or stock appreciation rights and two (2) shares for each additional share related to an award of restricted stock or stock units.

Any shares of common stock (i) delivered to the Company as part or full payment for the exercise or purchase price of an award granted under the Plan or the 1999 Plan or to satisfy the Company’s withholding obligation with respect to an award granted under the Plan or the 1999 Plan or (ii) reacquired by the Company on the open market or otherwise using cash proceeds received by the Company from the exercise of stock options granted under the Plan or the 1999 Plan, provided that the number of shares so repurchased shall not exceed (A) the amount of the proceeds, divided by (B) the fair market value on the date of exercise which generated such proceeds, shall again be available for awards under the Plan but shall continue to be counted as outstanding for purposes of determining whether an Individual Maximum and, if applicable, the ISO Maximum has been attained; provided, however that, beginning February 25, 2009, the following shares shall not again be available for awards under the Plan: any shares of common stock (i) delivered to, or withheld by, the Company as part or full payment for the exercise or purchase price of an award granted under the Plan or the 1999 Plan or to satisfy the Company’s withholding obligation with respect to an award granted under the Plan or the 1999 Plan or (ii) reacquired by the Company on the open market or otherwise using cash proceeds received by the Company from the exercise of stock options granted under the Plan or the 1999 Plan.

6.                  Stock Options.

(a)                Generally. Stock options will consist of awards from the Company that will enable the holder to purchase a number of shares of common stock upon payment of an exercise price and applicable tax withholding and such other terms as specified by the Committee in the applicable award agreement. Generally options granted under the Plan shall be options which do not constitute incentive stock options (“nonqualified stock options”). However, if the Committee determines that the Plan complies with statutory and regulatory requirements for granting incentive stock options, the Committee may grant a number of incentive stock options not to exceed the ISO Maximum (“incentive stock options”). The

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Committee will have the authority to grant to any participant stock options (with or without stock appreciation rights). An option granted as an incentive stock option shall, to the extent it fails to qualify as an incentive stock option, be treated as a nonqualified stock option. Each stock option shall be subject to such terms and conditions, including vesting, consistent with the Plan as the Committee may impose from time to time and set forth in the applicable award agreement, subject to the following limitations:

(b)               Exercise Price. Each stock option granted hereunder shall have such per-share exercise price as the Committee may determine at the date of grant. Except for assumptions or substitutions as set forth in Section 13 and incentive stock options as set forth in Sections 6(e) and (f), the exercise price of a stock option shall not be less than the fair market value (as defined in Section 17 of the Plan) on the date of grant.

(c)                Payment of Exercise Price. The option exercise price and applicable tax withholding obligations may be paid in cash or, in the discretion of the Committee, by the delivery of shares of common stock of the Company then owned by the participant. In the discretion of the Committee, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan, including, without limitation, in lieu of permitting the exercise of a stock option by delivery of shares of common stock of the Company then owned by a participant, permitting the participant to provide the Company with a notarized statement attesting to the number of shares owned, where upon verification by the Company, the Company would issue to the participant only the number of incremental shares to which the participant is entitled upon exercise of the stock option.

(d)               Exercise Period. Stock options granted under the Plan shall be exercisable to the extent vested, at such time or times and subject to such terms and conditions as shall be determined by the Committee and set forth in the applicable award agreement; provided, however, that except in the case of a Change of Control, or stock options granted in settlement of any obligation under any other compensation arrangement, or, to the extent provided in the award agreement, upon the participant’s termination of service due to death or “Disability” (which, for purposes of the Plan, shall have the meaning defined in the applicable award agreement, or in the absence of such definition shall mean that the participant qualifies for benefits under the Company’s long-term disability plan as a result of his or her disability, or in the absence of such a plan, shall be defined by the Committee), no stock option shall be exercisable earlier than the first anniversary of the date of grant; and provided, further, that no stock option granted on or after February 25, 2009 shall be exercisable later than seven (7) years (or with respect to stock options granted before February 25, 2009, ten (10) years) after the date it is granted except in the event of a participant’s death within six (6) months prior to such expiration date, in which case, the exercise period of such participant’s stock options may be extended beyond such period but no later than one (1) year after the participant’s death. All stock options shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such option agreement at the date of grant.

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(e)                Limitations on Incentive Stock Options. Incentive stock options may be granted only to participants who are employees of the Company or of a “parent corporation” or “subsidiary corporation” (as defined in Sections 424(e) and (f) of the Code, respectively) at the date of grant. The aggregate fair market value (determined as of the time the stock option is granted) of the common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company and of any parent corporation or subsidiary corporation) shall not exceed one hundred thousand dollars ($100,000). For purposes of the preceding sentence, incentive stock options will be taken into account in the order in which they are granted. To the extent that this threshold is exceeded in any calendar year, any excess shares shall be treated as granted pursuant to a nonqualified stock option. The per-share exercise price of an incentive stock option shall not be less than one hundred percent (100%) of the fair market value of the common stock on the date of grant. No incentive stock option granted on or after February 25, 2009 may be exercised later than seven (7) years (or with respect to stock options granted before February 25, 2009, ten (10) years) after the date it is granted or, in the case of the death of a participant, such longer period as permitted by Section 6(d).

(f)                Additional Limitations on Incentive Stock Options for Ten Percent Shareholders. Incentive stock options may not be granted to any participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent corporation or subsidiary corporation, unless the exercise price of the option is fixed at not less than one hundred ten percent (110%) of the fair market value of the common stock on the date of grant and the exercise of such option is prohibited by its terms after the expiration of five (5) years from the date of grant of such option or, in the case of the death of a participant, such longer period as permitted by Section 6(d).

7.                  Stock Appreciation Rights.

(a)                Generally. The Committee may, in its discretion, grant stock appreciation rights, including a concurrent grant of stock appreciation rights in tandem with any stock option grant, to any participant. A “stock appreciation right” means a right to receive a payment in cash, common stock or a combination thereof, in an amount equal to the excess of (i) the fair market value, or other specified valuation that does not exceed fair market value, of a specified number of shares of common stock on the date the right is exercised over (ii) the “base value,” less applicable withholding taxes. Except as provided in Section 7(b) below and except for assumptions or substitutions as set forth in Section 13, the base value shall not be less than the fair market value of such shares of common stock on the date the right is granted, provided, however, that if a stock appreciation right is granted in tandem with or in substitution for a stock option, the designated fair market value in the award agreement shall reflect the exercise price of the stock option. Each stock appreciation right shall be subject to such terms and conditions, including vesting, as the Committee shall impose from time to time and set forth in the applicable award agreement.

(b)               Base Value. If a stock appreciation right is granted in substitution for other awards made by the Company, the base value may be less than the fair market value of the common stock underlying the stock appreciation right if the value used is the value of the shares

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on the date of grant of the award being substituted and such substitution complies with Code Section 409A.

(c)                Exercise Period. Stock appreciation rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions, including vesting, as shall be determined by the Committee and set forth in the applicable award agreement; provided, however, that except in the case of a Change of Control, or stock appreciation rights granted in settlement of any obligation under any other compensation arrangement or, to the extent provided in the award agreement upon the participant’s termination of service due to death or Disability, no stock appreciation right shall be exercisable earlier than the first anniversary of the date of grant; and provided, further, that no stock appreciation right granted on or after February 25, 2009 shall be exercisable later than seven (7) years (or with respect to stock appreciation rights granted before February 25, 2009, ten (10) years) after the date it is granted, except in the event of a participant’s death within six (6) months prior to such expiration date, in which case, the exercise period of such participant’s stock appreciation rights may be extended beyond such period but no later than one (1) year after the participant’s death. All stock appreciation rights shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in the applicable award agreement at the date of grant.

8.                  Restricted Stock Awards.

(a)                Generally. The Committee may, in its discretion, grant restricted stock awards consisting of common stock issued or transferred to participants with or without other payments therefor, which are subject to transferability restrictions and/or a substantial risk of forfeiture that will lapse (“vest”) over a period of time or satisfaction of conditions as the Committee specifies in the award agreement. Except in the event of a Change of Control or to the extent provided in the award agreement upon the participant’s death or Disability (or in the case of awards granted prior to February 25, 2009, settlement of any obligation under any other compensation arrangement, each restricted stock award shall vest not more rapidly than ratably over a period of three (3) years. Restricted stock awards shall be construed as an offer by the Company to the participant to purchase the number of shares of common stock subject to the restricted stock award at the purchase price, if any, established therefor, and shall be subject to acceptance by a participant.

(b)               Payment of the Purchase Price. If a restricted stock award requires payment therefor, the purchase price of any shares of common stock subject to a restricted stock award may be paid in any manner authorized by the Committee, which may include any manner authorized under the Plan for the payment of the exercise price of a stock option. Restricted stock awards may also be made in consideration of services rendered to the Company or its subsidiaries.

(c)                Additional Terms. Restricted stock awards may be subject to such terms and conditions, including vesting, as the Committee determines appropriate and specifies in the applicable award agreement, including, without limitation, restrictions on the sale or other disposition of such shares, the right of the Company to reacquire such shares for no consideration upon termination of the participant’s employment or service within specified periods, and may

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constitute performance-based awards as described in Section 11 hereof. The Committee may require the participant to deliver a duly signed stock power, endorsed in blank, relating to the common stock covered by such an award. The Committee may also require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed.

(d)               Rights as a Shareholder. Holders of restricted stock awards have the right to receive dividends and to vote the shares; provided, however, unless the Committee or the award agreement provides otherwise, dividends on restricted stock awards shall be held in escrow and shall be payable at such time as the restrictions on the shares lapse, in either cash, shares or if applicable the kind of property distributed as a dividend or any combination thereof. In all events, the terms of the award agreement providing for any such deferral of dividends shall not result in penalties on the participant under Code Section 409A.

9.                  Stock Units.

The Committee may, in its discretion, grant stock units to any participant with each such stock unit representing one share of common stock of the Company. Stock units will be credited to a notional account maintained by the Company. Unless the award agreement provides otherwise, each stock unit shall also entitle the holder to an amount equal to the value of dividends paid in respect of one share of common stock of the Company during the period the unit is outstanding, which amount shall also be credited to the notional account. Stock units may be subject to such terms and conditions, including vesting and the time and method of settlement, as the Committee determines appropriate and specifies in the applicable award agreement; provided, however, that unless the award agreement provides otherwise, or applicable law prohibits the issuance of shares, stock units shall be settled in shares of common stock; and provided, further, except in the case of a Change of Control, settlement of any obligation under any other compensation arrangement, or, to the extent provided in the award agreement upon the participant’s death or Disability, stock units may not completely vest prior to the expiration of three (3) years from the date of grant although they may vest ratably over a three year or longer vesting period. Stock units may constitute performance-based awards, as described in Section 11 hereof.

10.              Cash Awards.

The Committee may grant awards to any participant to be settled in cash; provided, however, that non-employee directors shall not be eligible for cash awards. Cash awards may be subject to such terms and conditions, including vesting, as the Committee determines to be appropriate and specifies in the applicable award agreement. Cash awards may constitute performance-based awards, as described in Section 11 hereof. The Company may, in its discretion, permit participants to defer settlement of cash awards in accordance with Code Section 409A. The maximum award that may be granted to any participant as a cash award for any performance period of thirty-six months is $3,000,000, with proportionate adjustments for shorter or longer performance periods between 1 and 5 years and $1,000,000 for cash awards that are unrelated to time-based vesting or performance periods.

11.              Performance-Based Awards.

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(a)                Generally. Any awards granted under the Plan to an employee participant may be granted in a manner such that the awards qualify for the performance-based compensation exemption of Section 162(m) of the Code (“performance-based awards”). As determined by the Committee in its sole discretion, either the granting or vesting of such performance-based awards shall be based on achievement of hurdle rates, growth rates, and/or reductions in one or more business criteria that apply to the individual participant, one or more business units, or the Company as a whole.

(b)               Business Criteria. The business criteria shall be as follows, individually or in combination: (i) net earnings; (ii) earnings per share; (iii) net sales growth; (iv) market share; (v) operating profit; (vi) earnings before interest and taxes (EBIT); (vii) earnings before interest, taxes, depreciation and amortization (EBITDA); (viii) gross margin; (ix) expense targets; (x) working capital targets relating to inventory and/or accounts receivable; (xi) operating margin; (xii) return on equity; (xiii) return on assets; (xiv) planning accuracy (as measured by comparing planned results to actual results); (xv) market price per share; (xvi) total return to shareholders; (xvii) net income; (xviii) pro forma net income; (xix) return on capital; (xx) revenues; (xxi) expenses; (xxii) operating cash flow; (xxiii) net profit margin; (xxiv) employee headcount; (xxv) employee turnover; (xxvi) labor costs; and (xxvii) customer service. In addition, performance-based awards may include comparisons to the performance of other companies, such performance to be measured by one or more of the foregoing business criteria.

(c)                Establishment of Performance Goals. With respect to performance-based awards, the Committee shall establish in writing (i) the performance goals applicable to a given period, and such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the participant if such performance goals are obtained and (ii) the individual employees or class of employees to which such performance goals apply no later than ninety (90) days after the commencement of such period (but in no event after twenty-five percent (25%) of such period has elapsed).

(d)               Certification of Performance. No performance-based awards shall be payable to or vest with respect to, as the case may be, any participant for a given period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

(e)                Modification of Performance-Based Awards. With respect to any awards intended to qualify as performance-based awards, after establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal. However, the measurement of performance against goals shall exclude the impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles as identified in the financial statements, notes to the financial statements or management’s discussion or analysis. In accordance with Section 162(m) of the Code, the Committee may only exercise negative discretion with respect to the amount of a performance-based award.

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12.              Foreign Laws. The Committee may grant awards to individual participants who are subject to the tax laws of nations other than the United States, which awards may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action which it deems advisable to obtain approval of such awards by the appropriate foreign governmental entity; provided, however, that no such awards may be granted pursuant to this Section 12 and no action may be taken which would result in a violation of U.S. securities laws, the Code or any other applicable law.

13.              Adjustment Provisions; Change of Control.

(a)                Adjustment Generally. If there shall be any change in the common stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, special one-time cash dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, an adjustment shall be made to each outstanding stock option and stock appreciation right such that each such stock option and stock appreciation right shall thereafter be exercisable for such securities, cash and/or other property as would have been received in respect of the common stock subject to such stock option or stock appreciation right had such stock option or stock appreciation right been exercised in full immediately prior to such change or distribution, and such an adjustment shall be made successively each time any such change shall occur.

(b)               Modification of Awards. In the event of any change or distribution described in subsection (a) above, in order to prevent dilution or enlargement of participants’ rights under the Plan, the Committee shall adjust, in an equitable manner, the number and kind of shares that may be issued under the Plan, the Individual Maximum, the ISO Maximum, the number and kind of shares subject to outstanding awards, the exercise price applicable to outstanding awards, and the fair market value of the common stock and other value determinations applicable to outstanding awards; provided, however, that any such arithmetic adjustment to a performance-based award shall not cause the amount of compensation payable thereunder to be increased from what otherwise would have been due upon attainment of the unadjusted award. Appropriate adjustments may also be made by the Committee in the terms of any awards under the Plan to reflect such changes or distributions and to modify any other terms of outstanding awards on an equitable basis, including modifications of performance targets and changes in the length of performance periods; provided, however, that any such arithmetic adjustment to a performance-based award shall not cause the amount of compensation payable thereunder to be increased from what otherwise would have been due upon attainment of the unadjusted award. In addition, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles, provided that any adjustment to stock options, stock appreciation rights, and other awards intended to constitute performance-based awards must comply with Section 11(e).

(c)                Effect of a Change of Control. Notwithstanding any other provision of this Plan, if there is a Change of Control (as defined in subsection (d) below) of the Company, then unless the Committee provides otherwise in the applicable award agreement, all then

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outstanding stock options and stock appreciation rights shall immediately vest and become exercisable and any restrictions on restricted stock awards, stock units and unvested cash awards shall immediately lapse or vest. In addition, unless the Committee provides otherwise, all awards held by participants who are at the time of the Change of Control in the service of the Company, a subsidiary or affiliate shall remain exercisable for the remainder of their terms notwithstanding any subsequent termination of a participant’s service (other than terminations for cause). Thereafter, all awards shall be subject to the terms of any agreement effecting the Change of Control, which agreement may provide, without limitation, that in lieu of continuing the awards, each stock option and stock appreciation right outstanding hereunder shall terminate within a specified number of days after notice to the holder, and that such holder shall receive, with respect to each share of common stock subject to such stock option or stock appreciation right, an amount equal to the excess of the fair market value of such shares of common stock immediately prior to the occurrence of such Change of Control over the exercise price (or base price) per share underlying such stock option or stock appreciation right, less applicable tax withholding, with such amount payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine. A provision like the one contained in the preceding sentence shall be inapplicable to a stock option or stock appreciation right granted within six (6) months before the occurrence of a Change of Control if the holder of such stock option or stock appreciation right is subject to the reporting requirements of Section 16(a) of the Exchange Act and no exception from liability under Section 16(b) of the Exchange Act is otherwise available to such holder.

(d)               Definitions. For purposes of this Section 13, a “Change of Control” of the Company shall be deemed to have occurred upon any of the following events:

(ii)               Any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act (other than the Company or any subsidiary), shall “beneficially own” (as defined in Rule 13d3 under the Exchange Act), directly or indirectly, at least twenty-five percent (25%) of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board;

(iii)             Either (A) ”current directors”, as defined below, shall cease for any reason to constitute at least a majority of the members of the Board (for these purposes, a current director shall mean any member of the Board as of the Effective Date, and any successor of a current director whose election, or nomination for election by the Company’s shareholders was approved by at least two-thirds (2/3) of the current directors then on the Board), or (B) at any meeting of the shareholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors shall fail to be elected;

(iv)             Consummation of (A) a plan of complete liquidation of the Company, or (B) a merger or consolidation of the Company (x) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly-owned subsidiary of the Company in which all shares of common stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for common stock of the subsidiary) or (y) pursuant to which the common stock is converted into

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cash, securities or other property, except in either case, a consolidation or merger of the Company in which the holders of the common stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or in which the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation; or

(v)               The consummation of a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

14.              Termination of Service.

(a)                Termination (other than for cause). Unless the Committee or the applicable award agreement provides otherwise, if a participant’s service with the Company or any subsidiary or affiliate terminates for any reason other than for “cause” (which shall have the meaning defined in the applicable award agreement or, in the absence of such definition shall be defined by the Committee):

(i)                 Stock options/stock appreciation rights. Except as provided in Sections 6(d), 7(c) and 13(c) hereof, any outstanding stock options and stock appreciation rights shall expire on the earlier of:

(A)	the expiration of their term,
(B)	ninety (90) days following termination of the participant’s service other than termination of service on account of death or Disability or retirement,
(C)	twelve (12) months following termination of the participant’s service as a result of death or Disability or on account of “retirement” (which for purposes of this Plan means termination of service at age 55 or later with ten (10) or more years of service, at age 62 or later with five (5) or more years of service, at age 65 or later, or at such other age as the Committee may determine and include in the applicable award agreement);

provided, however, that a participant (or in the case of the participant’s death or Disability, the participant’s representative) may exercise all or part of the participant’s stock options and stock appreciation rights at any time before the expiration of such stock options following termination of service only to the extent that the stock options and stock appreciation rights are vested on or before the date participant’s service terminates. The balance of the stock options and stock appreciation rights (which are not vested on the date participant’s service terminates) shall lapse and be forfeited when the participant’s service terminates.

If by virtue of this provision, an incentive stock option is not exercised within three (3) months after a participant’s employment terminates, then unless such participant’s employment termination is due to his or her death or Disability (defined for this purpose only as described in

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Section 22(e)(3) of the Code), the incentive stock option shall be treated as a nonqualified stock option.

(ii)               Restricted Stock Awards/ Stock Units. All unvested restricted stock awards and stock units shall expire upon termination of service.

(iii)             Cash Awards/Performance-Based Awards. All cash awards and performance-based awards shall be forfeited upon termination of service; provided, however, that to the extent performance criteria are met, and if a participant has satisfied all of the other conditions to receiving such award (except that the participant is not in service on the payment date due to his or her termination of service by the Company without cause, or because of the participant’s retirement, death or Disability), such award shall be payable to the participant at the regularly scheduled payment date.

(b)               Termination of Service (for Cause). All of a participant’s awards (including any exercised stock options for which shares or cash have not been delivered to the participant) shall be cancelled and forfeited immediately on the date of the participant’s termination of service with the Company or any subsidiary if such termination is for cause or cause exists on such date, and the Company shall return to the participant the price (if any) paid for any undelivered shares (or, if less, their fair market value at termination). Should a participant die at a time when cause exists, all of the participant’s awards (including any exercised stock options for which shares have not been delivered to the participant) shall be cancelled and forfeited immediately as of the date of the participant’s death.

(c)                Leave of Absence. For purposes of this Plan, service shall be deemed to continue while the participant is on a bona fide leave of absence, if such leave was approved by the Company in writing or if continued crediting of service for this purpose is expressly required by the terms of such leave or by applicable law (as determined by the Committee).

15.              Nontransferability. Each award granted under the Plan to a participant shall not be transferable except by will or the laws of descent and distribution or as permitted by the Committee, which shall only have discretion to permit transferability to third parties if no consideration is received by the participant. In the event of the death of a participant (which for this purpose only shall include any transferee), each stock option or stock appreciation right theretofore granted to him or her shall be exercisable during such period after his or her death as described in Section 14 hereof but unless the Committee or the award agreement provides otherwise, such award shall only be exercisable by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the stock option or stock appreciation right shall pass by will or the laws of descent and distribution.

16.              Other Provisions. The granting of or distribution under any award under the Plan may also be subject to such other provisions (whether or not applicable to the awards of any other participant) as the Committee determines appropriate, including, without limitation, for the forfeiture of, or restrictions on resale or other disposition of, common stock acquired under any form of award, for the acceleration of exercisability or vesting of awards in the event of a Change of Control, for the payment of the value of awards to participants in the event of a

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Change of Control (provided such payment would comply with or be exempt from Code Section 409A), or to comply with federal and state securities laws, or understandings or conditions as to the participant’s employment in addition to those specifically provided for under the Plan.

17.              Fair Market Value. For purposes of this Plan and any awards awarded hereunder, fair market value shall mean the amount determined by the Committee (in accordance with Section 409A of the Internal Revenue Code, to the extent such provisions are applicable) as the fair market value of the common stock of the Company.

18.              Withholding. All payments or distributions of awards made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state, local and foreign tax withholding requirements at the minimum statutory withholding rates. If the Company proposes or is required to distribute common stock pursuant to the Plan, it may require the recipient to remit to it or to the corporation that employs such recipient an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such common stock. In lieu thereof, the Company or the employing corporation shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the recipient as the Committee shall prescribe. The Committee may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit an optionee or award or right holder to pay all or a portion of the federal, state, local or foreign withholding taxes arising in connection with any award consisting of shares of common stock by electing to have the Company withhold shares of common stock having a fair market value equal to the amount of tax to be withheld, such tax calculated at minimum statutory withholding rates.

19.              Tenure. A participant’s right, if any, to continue to serve the Company or any of its subsidiaries or affiliates as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

20.              Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company or any subsidiary may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or any subsidiary and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company or any subsidiary under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or such subsidiary. All payments to be made hereunder shall be paid from the general funds of the Company or such subsidiary and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

21.              No Fractional Shares. No fractional shares of common stock shall be issued or delivered pursuant to the Plan or any award. The Committee shall determine whether cash, or awards, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

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22.              Duration, Amendment and Termination. No award shall be granted more than ten (10) years after the Restatement Effective Date. The Committee may amend the Plan or any award from time to time or suspend or terminate the Plan at any time, including by adoption of policies and procedures as set forth in Section 2(b). No such amendment or termination may, without the consent of the affected participant, materially and adversely affect the rights of such participant under any outstanding award, except to the extent necessary to comply with applicable U.S. or foreign laws or to comply with guidance issued under the Dodd-Frank Wall Street Reform and Consumer Act of 2010. No amendment of the Plan may be made without approval of the shareholders of the Company if the amendment will: (i) increase the aggregate number of shares of common stock that may be delivered through stock options under the Plan; (ii) increase the Maximum Shares or the Individual Maximum as set forth in Section 5 hereof; (iii) permit the re-pricing of an award to a lower exercise price, base price or purchase price, as applicable, (including, without limitation, the cancellation of an award in exchange for cash or another award) other than in connection with a Change of Control or a substitute award made in exchange for another award; (iv) change the types of business criteria on which performance-based awards are to be based under the Plan; (v) modify the requirements as to eligibility for participation in the Plan; or (vi) change the legal entity authorized to make awards under the Plan.

23.              Governing Law. This Plan, awards granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

24.              Effective Date. The Plan was originally effective as of March 15, 2004 (the “Effective Date”) and was thereafter amended on August 8, 2007 and February 25, 2009 (“Original Plan”). This amendment and restatement of the Plan shall be effective as of March 16, 2011, the date on which the amendment and restatement was adopted by the Committee (the “Restatement Effective Date”), provided that the amendment and restatement is approved by the shareholders of the Company at an annual meeting or any special meeting of shareholders of the Company within twelve (12) months of the Restatement Effective Date, and such approval of shareholders shall be a condition to the right of each participant to receive any awards under the restated terms of the Plan. No award granted after the Restatement Effective Date may be exercised or settled and no restrictions relating to any such award may lapse prior to such shareholder approval, provided that if the shareholders fail to approve the amendment and restatement of the Plan as specified hereunder, any such award granted after the Restatement Effective Date shall be deemed granted under the Original Plan and, where the terms of such award are inconsistent with the terms of the Original Plan, the terms of the Original Plan shall automatically govern.

25.              Applicability of and Compliance with Code Section 409A. Notwithstanding any provision of the Plan or any award agreement to the contrary, each award granted under the Plan either shall be excepted from the requirements of Section 409A of the Code or shall comply with the requirements of Section 409A of the Code, and the terms of the Plan and each award agreement shall be interpreted consistent therewith; provided, further, that (unless specifically authorized in this Section 25) the Committee shall not have the authority to grant any award that does not comply with the provisions of this Section 25. An award that is excepted from the

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requirements of Section 409A of the Code may not be amended or otherwise modified in such a manner that the award becomes subject to Section 409A of the Code, unless the Committee expressly provides that the amendment or modification is intended to subject the award to the requirements of Section 409A of the Code and the amended or modified award complies with such requirements. An award that is subject to the requirements of Section 409A of the Code may not be amended or otherwise modified in such a manner that the award no longer complies with Section 409A of the Code unless the Committee expressly provides that the amendment or modification is intended to be non-compliant with Section 409A of the Code.

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